Exhibit 99.1

Kemper Corporation 200 East Randolph Street Suite 3300 Chicago, IL 60601 kemper.com
Press Release
Kemper Names Dr. Suzet McKinney of Sterling Bay to Board of Directors
Announces Retirement of Director Christopher Sarofim

CHICAGO, February 7, 2024 — Kemper Corporation (NYSE: KMPR) announced that its Board of Directors has elected Dr. Suzet M. McKinney as a Director, effective February 7. The Board also announced that Christopher B. Sarofim has informed the Board of his intention to retire as a director at the end of his current term, expiring May 1, 2024.

As Principal and Director of Life Sciences for Sterling Bay, the national real estate investment and development firm, McKinney oversees relationships with the scientific, academic, corporate, tech, and governmental sectors involved in the life sciences ecosystem. She also leads the strategy to expand Sterling Bay’s footprint in life sciences nationwide. Prior to Sterling Bay, she held a number of senior leadership roles in public health and policy administration. McKinney also serves on numerous boards and advisory committees, including the Board of Directors for Wintrust Financial Corporation. McKinney holds a Doctorate from the University of Illinois at Chicago School of Public Health, a Master of Public Health with certificates in Managed Care and Health Care Administration from Benedictine University, and a Bachelor of Arts in Biology from Brandeis University.

“We’re pleased to welcome Suzet to our board,” said Joseph P. Lacher, Jr., President, CEO and Chairman of Kemper’s Board of Directors. “Her leadership of large organizations, business experience, strategic execution, and deep familiarity with the Chicago business community make her an excellent addition to Kemper’s board, and we look forward to the benefits of her perspective and contributions.”

“It’s an exciting time for Kemper as they move forward and I’m pleased to join the board to help advance the strategic priorities of the company,” said McKinney. “I believe in Kemper’s commitment to serve the underserved and look forward to working with my fellow board members and the talented senior leadership team in support of that mission.”

Sarofim was elected to Kemper’s Board in May 2013, and has served on the Board’s Investment Committee. He currently serves as Chairman of Fayez, Sarofim & Co., a leader in the financial services and investment management industry. His community and charitable commitments include serving on the Board of Trustees for The Brown Foundation and Baylor College of Medicine, a member of the Advisory Committee for MD Anderson Cancer Center, and as the Chairman of the Board of Trustees of the Sarofim Foundation.

“Kemper has been very fortunate to have Chris’s leadership on our Board for nearly 11 years, and we thank him for his dedicated service and outstanding contributions,” said Lacher. “His investment management expertise has been of great value to the Board, and his financial market and investment banking experience has been beneficial to the Board. He’s been a highly effective director, and we extend our gratitude and best wishes to Chris and his family.”

“It’s been an honor serving on Kemper’s board over the last 11 years, and I couldn’t be prouder of what we’ve accomplished,” Sarofim said. “I leave with the utmost confidence in both the leadership team and the company’s prospects for the future, and know the outstanding Board and management will continue to successfully execute on Kemper’s strategic intent.”

About Kemper
The Kemper family of companies is one of the nation's leading specialized insurers. With approximately $13 billion in assets, Kemper is improving the world of insurance by providing affordable and easy-to-use personalized solutions to individuals, families and businesses through its Kemper Auto and Kemper Life brands. Kemper serves over 4.9 million policies, is represented by 23,700 agents and brokers, and has 8,100 associates dedicated to meeting the ever-changing needs of its customers. Learn more about Kemper.

Contacts
News Media: Barbara Ciesemier, 312.661.4521, bciesemier@kemper.com
Investors: Karen Guerra, 312.661.4930, investors@kemper.com